Exhibit 99.2
Fastly Announces Second Quarter 2021 Financial Results

SAN FRANCISCO, August 4, 2021 — Fastly, Inc. (NYSE: FSLY), provider of an edge cloud platform, today posted its financial results for the second quarter 2021 in its shareholder letter on the Investor Relations section of its website at https://investors.fastly.com.

“In our second quarter, we made great strides with key components of our strategy, with important additions to our Compute@Edge and security offerings. Additionally, we made significant operational changes that better position us to manage through challenges and drive long-term growth,” said Joshua Bixby, CEO of Fastly. “During the second quarter, we also managed through a significant outage that impacted our Q2 results and will have an impact on our Q3 and full year outlook. We have a couple of customers, one of them being a top 10 customer, that have yet to return their traffic to the platform. We also had several customers delay the launch of certain projects, which delayed the timing of traffic coming onto our platform.”

Fastly management will host a live Q&A session today at 2:00 p.m. PT / 5:00 p.m. ET to discuss financial results and outlook.

Fastly Second Quarter 2021 Q&A Session
When: Wednesday, August 4, 2021
Time: 2:00 p.m. PT / 5:00 pm ET
Conference ID: 3096376
Live Call: (833) 968-2077 (US/Canada) or (236) 714-2139 (International)
Webcast: https://investors.fastly.com

The webcast will be archived on the investor relations site following the call.

About Fastly
Fastly helps people stay better connected with the things they love. Fastly’s edge cloud platform enables customers to create great digital experiences quickly, securely, and reliably by processing, serving, and securing our customers’ applications as close to their end-users as possible — at the edge of the internet. Fastly’s platform is designed to take advantage of the modern internet, to be programmable, and to support agile software development with unmatched visibility and minimal latency, empowering developers to innovate with both performance and security. Fastly’s customers include many of the world’s most prominent companies, including Pinterest, The New York Times, and GitHub.

This press release contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include, but are not limited to, statements regarding our future financial and operating performance, including our outlook and guidance, the demand for our platform, the timing of customers bringing traffic onto our platform, our ability to invest in our platform for future growth, and our ability to deliver on our long-term strategy. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Important factors that could cause our actual results to differ materially are detailed from time to time in the reports Fastly files with the Securities and Exchange Commission (SEC), including in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. Copies of reports filed with the SEC are posted on Fastly’s website and are available from Fastly without charge.

Source: Fastly, Inc.

Investor Contact:
ir@fastly.com

Media Contact:
press@fastly.com